SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2004

CAPITAL LEASE FUNDING, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

110 Maiden Lane, New York, NY	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report.)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
    ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 23, 2004, we completed an acquisition of a suburban office property known as Choice Centre from Columbia Pike I LLC, an unaffiliated third party for cash of $43.5 million. The purchase price was determined through arms-length negotiations. Choice Centre, located in Silver Spring, Maryland includes 223,912 square feet of office space on 7.74 acres of land.

We financed this acquisition with proceeds from our warehouse facility with Wachovia Bank, N.A.

Approximately 70% of the property is net leased to Choice Hotels International, Inc. (“Choice”), which is rated BBB- and Baa3 by Standard & Poor’s and Moody’s, respectively. The Choice lease expires in May 2013. The occupancy at the property is currently 99%, and all of the leases at the property are net leases, wherein substantially all of the operating costs of the property are transferred to the tenants. Since our investment underwriting on this property was based primarily on the financial strength of Choice, and the related long-term net lease, management believes that the financial condition and results of operations of Choice is more relevant to investors than financial statements of the property acquired.

Choice currently files its financial statements in reports filed with the SEC, and the following summary financial data regarding Choice is taken from its previously filed public reports:

	For the Nine Months Ended		For the Fiscal Year Ended
	9/30/2004	9/30/2003	12/31/2003	12/31/2002	12/31/2001
	(unaudited) (in thousands)		(audited) (in thousands)
Consolidated Statement of Income
Total Revenue	$321,920	$290,946	$386,104	$365,562	$341,428
Operating Income	$93,524	$85,671	$113,983	$104,700	$73,577
Net Income	$54,013	$51,143	$71,863	$60,844	$14,327

	As of	As of the Fiscal Year Ended
	9/30/2004	12/31/2003	12/31/2002
	(unaudited) (in thousands)	(audited) (in thousands)
Consolidated Balance Sheets
Total Assets	$270,617	$267,272	$316,773
Long-term Debt	$299,379	$222,823	$283,995
Stockholders’ Equity	$(174,871)	$(118,187)	$(113,799)

For more detailed financial information regarding Choice, please refer to its financial statements, which are publicly available with the SEC at http://www.sec.gov.

Item 9.01. Financial Statements and Exhibits.

(b) Pro forma financial information.

To be filed by amendment as soon as practicable, but not later than 71 days after the date that the initial report on Form 8-K must be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL LEASE FUNDING, INC.

By:	/s/ Shawn P. Seale
Shawn P. Seale
Senior Vice President, Chief Financial Officer and Treasurer

DATE: November 29, 2004